Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4/A to be filed on or about March 10, 2015) and related Proxy Statement and Prospectus of Energy Transfer Partners, L.P. for the registration of common units, and to the incorporation by reference therein of our report dated March 1, 2013, with respect to the consolidated statements of Sunoco Logistics Partners L.P., included in Sunoco Logistics Partners L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2014 and included in Energy Transfer Partners, L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2014, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Philadelphia, Pennsylvania
March 10, 2015